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                                                                   Exhibit 10.20

April 19, 2000
John F. Adair
21026 NE 4/th/ Street
Redmond, WA  98053

Dear John:

Concur Technologies, Inc. ("Concur" or the "Company") is pleased to offer you the position of Vice President of Finance and Administration, reporting to Sterling Wilson, Chief Financial Officer and Executive Vice President of Operations. Compensation for this position is $11,250.00 per month.

You will be paid an additional $35,000.00 per year, in four equal payments quarterly. You will be an "at-will" employee. Should Concur terminate your employment for any reason other than for "cause", you will receive full monthly compensation, quarterly payments, and benefits through May 15, 2001 (assuming your start date is May 15, 2000). If you voluntarily terminate your employment with Concur, your monthly compensation, quarterly payments and benefits will cease on your date of termination.

For this purpose, you shall be considered to have been terminated with "cause" if your employment is terminated for (a) any gross misconduct or fraud in the performance of your employment, (b) your conviction or guilty plea with respect to any felony (except motor vehicle violations), (c) your material breach of the Confidentiality Agreement, after written notice delivered to you of such breach and a reasonable opportunity to cure such breach, (d) your failure to perform your duties satisfactorily after receipt of written warning, or (e) engaging in conduct which is injurious to Concur. If you voluntarily terminate your employment, you will be required to give two weeks advance notice of termination.

If you accept our offer, you will be granted an option to purchase 30,000 shares of Common Stock. This option will vest with respect to one-fourth (25%) of the shares after one year, with the balance vesting in equal monthly increments over the succeeding three years. Based on your acceptance of the terms of this offer, the per share price of your options will be set as the closing price of the Company's Common Stock, as reported at the end of the trading day, on your first full day of employment with Concur.

Attached is a summary of benefits Concur makes available to employees in positions similar to the one offered to you. Medical and Dental coverage is effective immediately upon your start of work with the Company. Our 401(k) Plan and Employee Stock Purchase Plan (ESPP) have enrollment dates throughout the year. The details of our plans and enrollment information will be covered on or shortly after your start date.

We ask that you complete the enclosed Employee Confidential Information and Inventions Agreement (the "Confidentiality Agreement") prior to commencing employment. In part, the Agreement requires that an employee refrain from using or disclosing the Company's Confidential Information (as defined in the Confidentiality Agreement) in any manner which might be detrimental to or conflict with the business interests of Concur or its employees.

This agreement does not prevent a former employee from using his or her general knowledge and experience, no matter when or how gained, in any new field or position.

This letter and the Confidentiality Agreement represent a formal statement concerning the terms of your proposed employment and constitute a formal offer of employment to you. As such, these documents supersede and merge any earlier proposal or prior arrangement, whether oral or written, between you and the Company, and any other communications between you and the Company regarding your employment.

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The terms of this offer may only be changed by written agreement, although the
Company may from time to time, in its sole discretion, adjust the compensation and benefits paid to you and its other employees. In addition, this offer is conditioned upon your confirmation that there are no non-competition agreements or other contracts between you and any other party that would restrict or impair your right or ability to accept employment with or to work for the Company, and that your acceptance of our offer will not violate any obligation you have to any former employer or any other party not to disclose or use confidential or proprietary information.

Under Washington State law, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. It is anticipated that your start date will be on May 15, 2000. Should you have any questions with regard to any of the items indicated above, please feel free to call me. Your acceptance of this offer may be made by:

Signing this original letter and the Confidentiality Agreement (in their entirety) and faxing them to this office at (425) 702-0674 by 3:00 p.m. on Friday, April 21, 2000.

The signed originals must be received by Concur prior to your start date. A stamped, self-addressed envelope is enclosed for your convenience.

You will need to provide employment eligibility verification within three days of your start date. The U.S. Immigration and Naturalization Service law passed in 1986 requires this. Please bring identification with you on your first day so that we may complete the I-9 form during orientation.

John, we hope that you and Concur will find mutual satisfaction with your employment. All of us at Concur are very excited about your joining our team and look forward to a beneficial and fruitful relationship.

Sincerely,

/s/ Bonnie J. Wood

Bonnie J. Wood
Director of Recruiting

ACCEPTED BY:
/s/ John F. Adair
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John F. Adair         Date 4/21/00
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Start date:  5/15/00
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